As filed with the Securities and Exchange Commission on August 7, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2844166
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

135 East 57th Street

New York, New York 10022

(646) 521-4300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Russell S. Elmer

General Counsel

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

(646) 840-8846

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Bruce K. Dallas

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

(650) 752-2022

Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.01 per share	847,276 shares	$22.80	$19,317,892	$2,068

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to rule 457 under the Securities Act of 1933 based on the average of the high and low prices for E*TRADE common stock on August 3, 2006

PROSPECTUS

847,276 Shares

E*TRADE Financial

Common Stock

All of the shares of common stock offered by this Prospectus are being sold by the selling stockholder. The selling stockholder has been issued an aggregate of 847,276 shares of our common stock prior to the date upon which the registration statement of which this prospectus is a part will be declared effective. E*TRADE Financial Corporation will not receive any of the proceeds from the sale of these shares.

Our common stock is listed for trading on The New York Stock Exchange under the symbol “ET”. On August 4, 2006, the closing price of our common stock on The New York Stock Exchange was $23.58.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of our 2005 Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated herein by reference.

The shares of common stock offered by this prospectus have been issued pursuant to an Asset Purchase Agreement dated May 12, 2006, by and among E*TRADE Financial Corporation, E*TRADE Wealth Management, Inc., Retirement Advisors of America, Inc., the selling stockholder, and Geometry Venture Partners LLC, Richard Szczepanik, Scott Frost, Ann Smith, Neal Emmons and Maria Fuentes, as stockholders of the selling stockholder. We are registering the offer and sale of the shares of common stock offered by this prospectus pursuant to that agreement.

The selling stockholder may sell all or a portion of the common stock offered by this prospectus from time to time on The New York Stock Exchange at prices that will be determined by the prevailing market price for our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 7, 2006

You should rely only on the information contained in or incorporated by reference in this prospectus or any free writing prospectus we may authorize to be delivered to you. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any free writing prospectus is accurate as of any date other than the date on the front of this prospectus or such free writing prospectus.

E*TRADE FINANCIAL CORPORATION

E*TRADE Financial Corporation is a global financial services company offering a wide range of financial solutions to retail and institutional customers under the brand “E*TRADE FINANCIAL”. Our corporate offices are located at 135 East 57th Street, New York, New York 10022 and our telephone number is (646) 521-4300. Unless otherwise indicated, references in this prospectus to “the Company”, “we”, “our” and “E*TRADE” mean E*TRADE Financial Corporation and/or its subsidiaries, and references to the “Shares” mean the shares of our common stock offered by this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus and in the documents we incorporate herein by reference may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Statements in this prospectus that are not statements of historical facts are hereby identified as forward-looking statements for these purposes. In particular, statements that we make under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005, and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, relating to our overall volume trends, and industry forces, margin trends, anticipated capital expenditures and our strategies are forward-looking statements. When used in this document, the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “plan”, “should” and similar expressions are intended to identify forward-looking statements.

These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. We disclaim any duty to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements include the risk factors incorporated herein by reference discussed under the heading “Risk Factors” in our 2005 Annual Report on Form 10-K for the year ended December 31, 2005 and the following:

•	changes in general economic conditions, including fluctuations in interest rates;

•	changes in governmental regulations or enforcement practices;

•	our or our employees’ failure to comply with applicable laws and regulations;

•	our ability to generate free cash flow to invest in our business and service our indebtedness;

•	limitations and restrictions contained in the instruments and agreements governing our indebtedness;

•	our ability to raise additional capital and secure additional financing;

•	liability resulting from litigation, including our litigation with MarketXT Holdings, Inc.;

•	our ability to locate and acquire suitable acquisition candidates at attractive valuations and on acceptable terms;

•	our ability to assimilate the operations of our acquired businesses into our existing operations;

•	competition; and

•	other factors described elsewhere in this prospectus or in our filings with the SEC.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings and the exhibits and schedules thereto are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

This prospectus is a part of a registration statement filed by us with the SEC under the Securities Act. As allowed by SEC rules, this prospectus does not contain all of the information that you can find in the registration statement or the exhibits to the registration statement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference includes important business and financial information that is not included in this document and is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, all filings pursuant to Section 13(a), 13(c), 14 or 15 (d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

•	our Annual Report filed on Form 10-K for the year ended December 31, 2005, filed on March 3, 2006 (except for Item 8) and the amendment thereto filed on Form 10-K/A, filed on March 24, 2006 (which amended Item 8);

•	our Quarterly Report filed on Form 10-Q for the quarter ended March 31, 2006, filed on May 9, 2006; and

•	our Current Reports on Form 8-K filed on March 27, 2006, May 9, 2006, May 12, 2006 and May 31, 2006.

You may request a copy of these filings at no cost from our website at http://www.etrade.com or by writing or telephoning us at the following address:

Investor Relations

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

(888) 772-3477

The information on our website is not a part of, or incorporated by reference in, this prospectus and should not be relied upon in determining whether to make an investment in our common stock.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares in this offering. All proceeds will be for the account of the selling stockholder, as described below. See “Selling Stockholder” and “Plan of Distribution” described below.

SELLING STOCKHOLDER

Retirement Advisors of America, Inc. (“RAA”), a Delaware corporation, the selling stockholder, received the Shares being offered by this prospectus in connection with our acquisition of assets from RAA in August 2006. RAA has not had a material relationship with us or with any of our subsidiaries within the past three years other than as a result of the ownership of our common stock received pursuant to the Asset Purchase Agreement (“Asset Purchase Agreement”) dated May 12, 2006, by and among E*TRADE Financial Corporation, E*TRADE Wealth Management, Inc., Retirement Advisors of America, Inc., the selling stockholder, and Geometry Venture Partners LLC, Richard Szczepanik, Scott Frost, Ann Smith, Neal Emmons and Maria Fuentes, as stockholders of the selling stockholder.

We have agreed to keep the registration statement, of which this prospectus constitutes a part, effective until the earlier of the date on which all of the Shares have been sold or two years from the date such registration statement is declared effective by the SEC. We may amend or supplement this prospectus from time to time to update the disclosure hereunder.

The following table sets forth, as of August 2, 2006, the number of shares that RAA beneficially owned as of such date, the number of Shares owned by RAA that may be offered for sale from time to time by this prospectus and the number of shares or our common stock to be held by RAA assuming the sale of all of the Shares offered hereby.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Outstanding E*TRADE Stock(2)	Shares Offered(3)	Shares Owned After Offering(4)	Percent of Outstanding E*TRADE Stock(4)
Retirement Advisors of America, Inc.	847,276	*	847,276	—	0%

*	Represents less than 1% of the outstanding shares of E*TRADE common stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.

(2)	Based on the number of shares of E*TRADE common stock outstanding as of July 30, 2006.

(3)	Assumes the sale of all Shares beneficially owned by the selling stockholder.

(4)	Assumes the sale of all Shares offered hereby.

PLAN OF DISTRIBUTION

On August 1, 2006, we acquired assets from RAA pursuant to the Asset Purchase Agreement. The registration statement of which this prospectus is a part has been filed pursuant to the Asset Purchase Agreement. As part of the Asset Purchase Agreement and other agreements between us and the selling stockholder, during the five years after the closing of the transaction contemplated by the Asset Purchase Agreement, the selling stockholder has agreed not to sell, on any single day, a number of shares of our common stock received

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pursuant to the Asset Purchase Agreement that is greater than 5% of the average daily trading volume of our common stock for the 30-day period immediately preceding such single day.

To our knowledge, the selling stockholder has not entered into any other agreements, arrangements or understandings with any brokers or market makers with respect to the Shares.

The Shares covered hereby may be offered and sold from time to time by the selling stockholder. Subject to the Asset Purchase Agreement, the selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder plans to sell the Shares offered hereby only in brokers’ transactions, as defined in Rule 144 promulgated under the Securities Act. In general, brokers’ transactions are ones in which the broker merely executes the sell order, receives no more than the customary commission and does not solicit orders to buy the shares. No assurances can be given that the selling stockholder will sell any of the shares subject to this prospectus or that the selling stockholder will not sell such shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholder in amounts to be negotiated immediately prior to the sale. The selling stockholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or, upon a default, may effect sales of the pledged Shares pursuant to this prospectus.

In offering the Shares, the selling stockholder and broker-dealers who execute sales for the selling stockholder may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholder and the compensation of each broker-dealer may be deemed to be underwriting discounts and commissions.

Rule 102 of Regulation M prohibits a selling stockholder in a distribution from bidding for or purchasing, directly or indirectly, any of the securities that are the subject of the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

Pursuant to the terms of the Asset Purchase Agreement, if we determine in good faith that a sale by the selling stockholder of Shares being offered by this prospectus would be in violation of the requirements of the Securities Act and the regulations promulgated by the SEC thereunder, or if there exists material non-public information relating to us which would be harmful to our business interests if disclosed, we may suspend sales by the selling stockholder of the Shares being offered by this prospectus. We may not suspend such sales for a period in excess of 15 consecutive days or 30 days in any 365-day period.

LEGAL MATTERS

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All amounts are estimates except the registration fee.

Amount to be Paid
SEC registration fee	$2,068
NASD filing fee	$2,432
Legal fees and expenses (including Blue Sky fees)	12,000
Accounting fees and expenses	5,000
Miscellaneous	—

TOTAL	$21,500

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to E*TRADE. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article 5 of E*TRADE’s Bylaws provides for indemnification by E*TRADE of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. E*TRADE’s Certificate of Incorporation provides for such limitation of liability.

E*TRADE maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to E*TRADE with respect to payments which may be made by E*TRADE to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document

3.1(1)	Certificate of Incorporation of E*TRADE Financial Corporation as currently in effect

3.2(2)	Restated Bylaws of the Registrant

4.1(3)	Specimen of Common Stock Certificate

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed November 7, 2003.
(2)	Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed November 9, 2000.
(3)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (file no. 333-05525), effective August 16, 1996.

Item 17.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, E*TRADE Financial Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 7, 2006.

E*TRADE FINANCIAL CORPORATION

By:	/S/ ROBERT J. SIMMONS
Name: Robert J. Simmons Title: Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Russell S. Elmer and Robert J. Simmons, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ GEORGE A. HAYTER (George A. Hayter)	Chairman of the Board	August 7, 2006

/S/ MITCHELL H. CAPLAN (Mitchell H. Caplan)	Chief Executive Officer (principal executive officer)	August 7, 2006

/S/ ROBERT J. SIMMONS (Robert J. Simmons)	Chief Financial Officer (principal financial and accounting officer)	August 7, 2006

(Daryl G. Brewster)	Director

(Ronald D. Fisher)	Director

(Michael K. Parks)	Director

/S/ C. CATHLEEN RAFFAELI (C. Cathleen Raffaeli)	Director	August 7, 2006

/S/ LEWIS E. RANDALL (Lewis E. Randall)	Director	August 7, 2006

/S/ DONNA L. WEAVER (Donna L. Weaver)	Director	August 7, 2006

(Stephen H. Willard)	Director

EXHIBIT INDEX

Exhibit No.	Document

3.1(1)	Certificate of Incorporation of E*TRADE Financial Corporation as currently in effect

3.2(2)	Restated Bylaws of the Registrant

4.1(3)	Specimen of Common Stock Certificate

5.1	Opinion of Davis Polk & Wardwell

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

(1)	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q filed November 7, 2003.
(2)	Incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K filed November 9, 2000.
(3)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-1 (file no. 333-05525), effective August 16, 1996.